FARR COMPANY AND SUBSIDIARIES
                                  Exhibit 4.65


Bank of America
                                                 Amendment to Documents

                    AMENDMENT NO.1 TO BUSINESS LOAN AGREEMENT

     This Amendment No.1 (the "Amendment") dated as of August 26, 1999, is between Bank of America, N.A., formerly Bank of America National Trust and Savings Association (the "Bank") and Farr Company (the "Borrower").

                                    RECITALS

     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of May 18, 1999 (the "Agreement").

     B. The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

          2.1 Paragraph 1.6 of the Agreement is amended to read in its entirety as follows:

              "1.6 Letters of Credit

              (a) This line of credit may be used for financing:

              (i) standby letters of credit with a maximum maturity not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Blank gives written notice to the contrary.

              (ii) the amount of the letters of credit outstanding at any one time, (including amounts drawn on the letters of credit and not yet reimbursed), may not exceed One Million Dollars ($1,000,000).

              (b) The Borrower agrees:

              (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

              (ii)      if  there  is  a  default  under  this   Agreement,   to
                        immediately prepay and make the Bank whole for any outstanding letters of credit.

              (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued to support any obligation of the Borrower in connection with workers' compensation laws.

              (iv) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

              (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

              (vi)      to allow the Bank to  automatically  charge its checking
                        account  for  applicable  fees,  discounts,   and  other
                        charges."

     3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     4. Effect of Amendment. Except as provided in This Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed as of the date stated at the beginning of this Amendment.



Bank of America, N.A.               Farr Company


/s/ Andrea Tunks                    /s/ Steve Pegg
---------------------------------   -----------------------------------
By: Andrea Tunks, Vice President    By: Steve Pegg, Sr. Vice President,
                                        CFO & Secretary